INVESTOR PRESENTATION Power - First Digital Infrastructure Operating bitcoin - mining infrastructure today; developing the Wheeler platform for high - density AI workloads. PROPOSED NASDAQ TICKER: BIAI September 2026 Issuer Free Writing Prospectus dated September 2026 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated September 15, 2026 (Amendment No. 1 to Form S - 1) Registration Statement No. 333 - 298506 Concept rendering — proposed Wheeler AI campus

I M P O R TA N T I N F O R M AT I O N Bitari Inc. | Investor Presentation 2 Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of common stock of Bitari Inc. (“we,” “us,” or “our”) and should be read together with the Registration Statement on Form S - 1 (Registration No. 333 - 298506), as amended by Amendment No. 1 filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 15, 2026, which includes the preliminary prospectus dated September 15, 2026 (the “Registration Statement”), for the offering to which this presentation relates, which may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/2091680/000118518526004027/bitaris1a1090926.htm . The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, we or the underwriter will arrange to send you the prospectus if you contact US Tiger Securities, Inc., 437 Madison Ave, 27th Floor, New York, NY 10022, 646 - 978 - 5180, ecm@ustigersecurities.com or contact International Elite Capital, via felicia.oyebode@iecapitalusa.com . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement filed with the SEC after such registration statement becomes effective. Nasdaq has not yet approved our application to list our common stock on the Nasdaq Global Market under the proposed symbol “BIAI.” The closing of the offering is conditioned upon Nasdaq’s final approval, and there is no assurance that our common stock will be approved for listing.

I M P O R TA N T I N F O R M AT I O N Bitari Inc. | Investor Presentation 3 Disclaimer and Forward - Looking Statements This presentation contains forward - looking statements. All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, the proposed development of AI data center infrastructure at our Wheeler, Texas site, our expansion plans, and our objectives for future operations, are forward - looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “target,” “plan” and similar expressions are intended to identify forward - looking statements. We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs. These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of the Registration Statement. Moreover, we operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this presentation may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements. You should not rely upon forward - looking statements as predictions of future events. The events and circumstances reflected in the forward - looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this presentation or to conform these statements to actual results or revised expectations. Industry and market data. Certain industry and market data in this presentation are derived from third - party sources, including the Cambridge Centre for Alternative Finance, Hashrate Index (Luxor Technology Corporation), Galaxy Digital Research, CoinShares and Lawrence Berkeley National Laboratory (prepared for the U.S. Department of Energy). We have not independently verified this data, and it involves assumptions and limitations. Projections are inherently uncertain. Historical information. Our historical financial and operating results are not indicative of our future performance, and our financial and operating results may fluctuate. Figures are derived from the Company's audited consolidated financial statements for the fiscal years ended July 31, 2025 and 2024 and its unaudited condensed consolidated financial statements for the nine months and three months ended April 30, 2026 and 2025, each included in the Registration Statement, as amended by Amendment No. 1 filed September 15, 2026. Unless otherwise stated, “as of the prospectus date” refers to September 15, 2026. Development plans. The foregoing development plans and capacity figures are preliminary targets only and remain subject to definitive agreements, financing, power and infrastructure availability, applicable approvals and successful development and construction. There can be no assurance that the proposed development or capacity will be achieved as contemplated or at all.

I N V E S T M E N T P R O F I L E Bitari at a glance: an operating hosting platform with a pathway into AI infrastructure ~60 MW operating capacity, 3 sites 98.5% avg. uptime, past 2 FYs $11.3M FY2025 revenue $1.26M FY2025 net income (9M FY2026: $0.18M) 92.7% of 9M FY2026 revenue from hosting ~$0.3M / MW deployment cost vs. ~$0.43M industry (mining - hosting infrastructure) Up to 255 MW Xcel interconnection in process 30 → 60 MW phased Wheeler AI data center targets (Feb 2027 / Jun 2027) TODAY Hosting and operations & maintenance (O&M) for Bitcoin miners in TX and IN IN DEVELOPMENT Wheeler AI data center (Tripartite framework) SCOPE Up to 1,300 MW potential transaction scope under the Aleria exclusive - negotiation agreement; $1M of a $15M deposit received; no definitive agreements Bitari Inc. | Investor Presentation 4 Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S - 1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). Development plans and capacity figures are preliminary targets subject to definitive agreements, financing, power availability, approvals and construction; no assurance they will be achieved. See Disclaimer, slide 3.

INVESTMENT HIGHLIGHTS

Five pillars of the investment case



01 Purpose-built hosting platform

3 sites • ~60 MW • 13,406 machines

02 Capital-light model

Customers own hardware • ~$0.3M/MW (historical mining-hosting model)

03 Proven operating record

98.5% uptime (past 2 FYs) • ~90% renewal • 89.6% FY2025 utilization (20 MW)

04 Power-first pipeline

Up to 255 MW Xcel • 100 MW WV PPA • ~154 acres owned; ~470 acres under option

05 Structured AI transition

Tripartite framework • 30/25 MW Phase 1 (target Feb 2027) • 200 Gbps fiber service order

Pillars 01–03: Site capacity and machine counts are sums of the three sites as separately disclosed; the Registration Statement does not present a combined total. Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S-1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). See Disclaimer, slide 3. Pillars 04–05: Development plans and capacity figures are preliminary targets subject to definitive agreements, financing, power availability, approvals and construction; no assurance they will be achieved. The 255 MW Wheeler expansion remains subject to completion of the SPP load study and interconnection process; the WV PPA has been executed but its delivery term has not commenced and the site lease remains under discussion; the 310- and 160-acre Wheeler parcels remain subject to unexercised options and closing conditions; FiberLight installation and activation remain subject to delivery and acceptance milestones; and the Wheeler AI phases remain development targets subject to definitive agreements, financing, approvals and construction.

BUSINESS MODEL

Hosting is the economic core; operations & maintenance and consulting deepen the relationship

9M FY2026 revenue mix (%)



Hosting
O&M
Consulting
Other
$8.37M
92.7% hosting

01

Hosting

Space, power, deployment, on-site management

Cash $/kWh; certain Wheeler & Dumas arrangements also include variable consideration linked to customers' mining output (a contractually agreed share of Bitcoin mined); terms vary by agreement

02

Operations and maintenance (O&M)

24/7 monitoring, maintenance, repair, firmware

Executed by JWT Technology Inc. ("JWT") (third party) under KPI/SLA contracts; Bitari oversees

03

Consulting

Site selection, design, build supervision

Project-based; ~$0.3M FY2025; ~$0.23M in 9M FY2026; one project undertaken since FY2025 year-end

Customers own and insure the machines • Customers (or their designated providers) control the mining wallets; Bitari has no access to customers' private keys • Hosting and O&M charges are settled in USD or a combination of USD and Bitcoin, depending on the agreement

Revenue mix per "Revenue by Type" for the nine months ended April 30, 2026 in the Registration Statement. Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S-1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). See Disclaimer, slide 3.

Bitari Inc. | Investor Presentation 6

HOW IT WORKS

Capital-light: customers supply hardware, Bitari supplies power, site and oversight

01

Customer

Owns, insures, ships machines; advance payments and deposits may be required depending on the agreement

02

Bitari

Site, power, deployment, operations & maintenance (O&M) oversight; invests in site infrastructure

03

JWT (third-party O&M provider)

On-site racking, repair, cooling, network, security

04

Revenue

Cash $/kWh + Bitcoin-linked component under certain Wheeler and Dumas agreements

Site	Cash rate	BTC-linked consideration	Settlement
Wheeler, TX	Fixed or usage-based cash fee (customer-specific)	Contractually agreed % of BTC mined under certain agreements	USD, or USD + Bitcoin, per agreement
Dumas, TX	Fixed or usage-based cash fee (customer-specific)	Contractually agreed % of BTC mined under certain agreements	USD, or USD + Bitcoin, per agreement
Marion, IN	$0.065–0.075 / kWh	—	USD

Minimum uptime requirements and remedies vary by hosting agreement • 1–2 year terms • At Wheeler and Dumas, pricing and allocation terms are negotiated customer-by-customer and vary by site, service scope and contract; specific rates and percentages are not disclosed in the Registration Statement.

Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S-1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). See Disclaimer, slide 3.

Bitari Inc. | Investor Presentation

7

O P E R AT I N G F O O T P R I N T Three operating sites, ~60 MW (as of September 2026) Wheeler, TX 20 MW 5,838 machines Commenced Jan 2023 Cooling Air Power Xcel Energy Site control ~154 ac owned (Sept 9, 2026); easement (~2 ac) remains in effect, termination under discussion Dumas, TX 20 MW 2,268 machines Commenced Jul 2026 Cooling Water - curtain Power Xcel Energy Site control Owned land Marion, IN ~20 MW 5,300 machines Commenced Apr 2026 Cooling Air Power Indiana Michigan Power Site control Usage agreement to Mar 2027 Planned: ~100 MW site, Pleasants County, WV (30 / 30 / 40 MW phases) • 10 - yr EHD PPA signed • site lease under discussion • commercial operation not yet commenced Bitari Inc. | Investor Presentation 8 Machine counts as of the prospectus date (September 15 , 2026 ) . Historical financial and operating results are not indicative of future performance and may fluctuate . Source : Registration Statement on Form S - 1 as amended by Amendment No . 1 filed September 15 , 2026 (audited FY 2025 /FY 2024 ; unaudited 9 M FY 2026 and Q 3 FY 2026 /FY 2025 ) . Development plans and capacity figures are preliminary targets subject to definitive agreements, financing, power availability, approvals and construction ; no assurance they will be achieved . See Disclaimer, slide 3 .

COMPETITIVE DIFFERENTIATION

Bitari vs. industry benchmarks



Deployment cost ($M per MW)
0.6
0.5
0.4
0.3
0.2
0.1
0.0
0.30
0.43
Bitari
Benchmark



Average uptime (%)
100
98
96
94
92
90
98.5
96-97
Bitari
Benchmark



Electricity rate (¢ per kWh)
8
6
4
2
0
4.1
6.5
Bitari
Benchmark

Full-lifecycle in-house expertise: site selection → power contracting → construction → deployment → 24/7 operation — shortening development cycles and enabling replication across regions (Bitari oversees; JWT executes on-site O&M under KPI/SLA contracts)

Benchmarks as stated in "Business—Competitive Strengths": industry average deployment cost ~$0.43M/MW; North American uptime benchmark 96–97% (range as disclosed; bar plotted at 96.5% for scale); national average ~6–7¢/kWh for comparable mining operations (midpoint shown). The S-1/A states that the Company's average electricity rate as of the prospectus date (September 15, 2026) is approximately 4.1¢/kWh. Separately, the S-1/A reports average power cost of $0.041/kWh for the three months ended April 30, 2026; the nine-month FY2026 average was 5.2¢/kWh and FY2025 was 4.9¢/kWh. Deployment cost per MW is the Company's estimated mining-hosting infrastructure cost and is not indicative of AI data center construction cost. Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S-1 as amended by Amendment No. 1 filed September 15, 2026. See Disclaimer, slide 3.

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9

STRATEGY

Power → Infrastructure → Compute

Management's view: the binding constraints on data center delivery are power access, energy cost, interconnection timelines, land, connectivity and construction execution. Bitari assembles these inputs at a single site.

Step 01 — POWER
- 20 MW Xcel service
- Up to 255 MW in process
- 100 MW WV PPA

Step 02 — LAND & FIBER
- ~154 ac owned (Sept 9, 2026)
- ~470 ac under option (310 / 160 ac)
- 200 Gbps FiberLight service order

Step 03 — INFRASTRUCTURE
- 3 operating sites (Marion via usage agreement)
- Cooling upgrades
- 24/7 operations

Step 04 — COMPUTE
- Tripartite framework
- Ricloud AI: EPC
- Aleria: compute & customers

GROWTH STRATEGIES (AS DISCLOSED)

Expand regional presence (TX, WV, IN)	Optimize power supply & load management	Advance cooling technologies	Build platform & consulting ecosystem incl. AI compute hosting

Development plans and capacity figures are preliminary targets subject to definitive agreements, financing, power availability, approvals and construction; no assurance they will be achieved. See Disclaimer, slide 3.

Bitari Inc. | Investor Presentation

10

MARKET CONTEXT

Demand for powered digital infrastructure: Bitcoin hosting and AI compute

BITCOIN MINING & HOSTING

75.4%	of surveyed global mining operations are in the U.S. (CCAF survey, 48% of network hashrate; CCAF notes the U.S. share may be overstated by U.S. survey participation)
4.5 → 6.5 GW	projected North American hosting capacity by 2030
$45–70 / MWh	typical U.S. hosting electricity cost range

U.S. DATA CENTER ELECTRICITY USE (TWh)



700
600
500
400
300
200
100
0
176.0
325.0
580.0
2023 estimate
2028 low
2028 high

4.4% of U.S. electricity in 2023 → **6.7–12%** estimated 2028 scenario range

Galaxy "Rise of the Gigawatt": growing convergence of Bitcoin mining, AI compute and HPC infrastructure. Bitari's opportunity depends on converting power access into financed, permitted and contracted capacity.

Sources: CCAF (Neumueller et al., 2025); Hashrate Index / Luxor (2024); Galaxy Digital Research (2024); LBNL, "2024 United States Data Center Energy Usage Report" (LBNL-2001637), for U.S. DOE, Dec 2024. Not independently verified by the Company. LBNL data are third-party market data not included in the Registration Statement; LBNL presents 2023 as an estimate.

Bitari Inc. | Investor Presentation

11

H I S T O R I C A L P E R F O R M A N C E Historical revenue and profitability Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S - 1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). See Disclaimer, slide 3. Bitari Inc. | Investor Presentation 12

R E C E N T O P E R A T I N G M E T R I C S Q3 FY2026 (three months ended April 30, 2026) vs. prior - year quarter Revenue $2.96M Q3 FY2025 $2.99M Q3 FY2026 +1.1% Gross margin 16.6% Q3 FY2025 29.2% Q3 FY2026 +12.6 pts Net income % of revenue 10.0% Q3 FY2025 16.8% Q3 FY2026 +6.8 pts Utilization (20 MW) 87.9% Q3 FY2025 91.3% Q3 FY2026 +3.4 pts Power cost / kWh $0.052 Q3 FY2025 $0.041 Q3 FY2026 −21% Hosting & O&M revenue / kWh $0.077 Q3 FY2025 $0.069 Q3 FY2026 −10% Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S - 1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). See Disclaimer, slide 3. Bitari Inc. | Investor Presentation 13 Q 3 total revenue rose 1 . 1% , as $ 230 , 000 of consulting revenue offset a 6 . 8 % decline in hosting revenue ( $ 2 . 84 M → $ 2 . 64 M) . Average online machines fell from 5 , 464 to 4 , 596 , while utilization rose on higher - performance machines deployed by customers . Quarterly margin expansion was driven by lower electricity cost per kWh ( $ 0 . 052 → $ 0 . 041 ) and higher utilization . Nine - month gross margin ( 13 . 2% ) was lower primarily because of higher electricity costs ( $ 0 . 047 → $ 0 . 052 /kWh), with lower hosting activity following the June 2025 customer transition also affecting results .

FINANCIAL SUMMARY

Positive net income in the periods presented; offering strengthens the balance sheet

$ millions	FY2024	FY2025	9M FY2025	9M FY2026
Revenue	11.85	11.29	8.59	8.37
Gross profit	2.95	2.12	1.68	1.10
Gross margin	24.9%	18.8%	19.6%	13.2%
Income from operations	2.55	1.62	1.27	0.24
Net income	1.89	1.26	0.99	0.18
Net income % of revenue	16.0%	11.2%	11.5%	2.2%
Operating cash flow	3.99	0.85	1.37	(0.69)

Working-capital deficit reflects higher receivables from newly onboarded customers granted an extra month of credit; standard settlement within two months. As-adjusted figures assume $7.00 price and no over-allotment. As-adjusted cash is illustrative only (April 30, 2026 balances plus estimated net proceeds of $26.95M); it is not a current cash balance and does not represent committed funding for the Wheeler AI project.



Cash ($ millions)
35
30
25
20
15
10
5
0
1.27
28.22
April 30, 2026 actual
As adjusted for offering

BALANCE SHEET, APRIL 30, 2026

Current assets	**$2.6M**
Current liabilities	**$3.2M**
incl. related-party loans	**$1.7M**
Working capital	**$(0.6)M**
Stockholders' equity	**$2.78M**

Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S-1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). See Disclaimer, slide 3.

Bitari Inc. | Investor Presentation

14

CUSTOMER AND SUPPLIER CONCENTRATION

Customer base is transitioning after a major contract expiry; power sourced primarily from Xcel

TOP CUSTOMERS — SHARE OF REVENUE



Largest customer
Second customer
9M FY2026
53.9
40.4
FY2025
91.5
FY2024
94.8
0
20
40
60
80
100

Period	Customers > 10%	Clients served
FY2024	ETPL/ETME 94.8%	9
FY2025	ETPL/ETME 91.5% (expired Jun 2025)	9
9M FY2026	Tribe Trade 53.9% • ATA 40.4%(Wheeler agreements since completed; ATA continues at Marion)	7

POWER — XCEL SHARE OF TOTAL PURCHASES



100
80
60
40
20
0
88.9
84.4
85.0
FY2024
FY2025
9M FY2026

Management priorities (as disclosed)

Diversify: onboard new hosting customers and broaden the customer pipeline; seek additional long-term power supply partners
Retain: ~90% renewal rate (past two fiscal years); consistent service performance and customer relationship management
De-risk: advance payments and deposits before service (where required under the applicable agreement); ongoing monitoring of customer financial condition

Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S-1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). See Disclaimer, slide 3.

Bitari Inc. | Investor Presentation 15

WHEELER AI DATA CENTER PROJECT

Phased framework to convert mining infrastructure into AI data center capacity


Capacity targets (MW)
Total power (MW)
IT load (MW)
60
40
20
0
20.0
30.0
25.0
60.0
50.0
Today mining
Phase 1 target (Feb 2027)
Phase 2 target (Jun 2027)

TRIPARTITE AGREEMENT ROLES (APR 23, 2026)

Bitari

Site control • existing infrastructure • regulatory approvals

Ricloud AI

Engineering, procurement & construction of power and DC infrastructure

Aleria

Compute deployment • software • customer acquisition (has collaborated with International Holding Company (IHC), Abu Dhabi, on AI governance solutions)

Milestone	Status
Tripartite AI Factory Development Agreement	Executed (preliminary framework)
Special purpose vehicle to own/operate project	Structure, governance, capital and economics not finalized
Aleria Exclusive Agreement (up to 1,300 MW)	Renewed Jul 30, 2026; $1M of $15M deposit received; $14M balance deadline extended to end-Sept 2026; no obligation to enter into a definitive transaction
Definitive agreements	None as of the prospectus date (September 15, 2026)

Development plans and capacity figures are preliminary targets subject to definitive agreements, financing, power availability, approvals and construction; no assurance they will be achieved. See Disclaimer, slide 3.

Bitari Inc. | Investor Presentation
16

DEVELOPMENT STATUS

Staged roadmap — each stage carries a different level of certainty

OPERATING	EXECUTED	IN PROCESS	PLANNED / TARGET
Wheeler 20 MW	Tripartite agreement	Xcel / SPP 255 MW study	Phase 1: 30 / 25 MW IT (Feb 2027)
Dumas 20 MW	Aleria exclusivity (renewed) — $1M deposit received	Land options: 310 / 160 ac (closings by Nov 30 / Dec 7, 2026)	Phase 2: ~60 / 50 MW IT (Jun 2027)
Marion ~20 MW	FiberLight 200 Gbps service order (activation pending)	EPC contractor negotiations	WV: ~100 MW, 3 phases
	~154 acres — acquired Sept 9, 2026	SPV, financing & remaining $14M Aleria deposit	Up to 1,300 MW (potential transaction scope; no definitive agreement)
	WV 100 MW PPA	WV site lease	

Executed ≠ commissioned or funded • Planned capacity is not contracted or financed • Aleria's exclusive negotiation period begins only upon receipt of the remaining $14M deposit (deadline extended to the end of September 2026); $1M had been received as of the prospectus date; the agreement does not obligate either party to enter into a definitive transaction • The ~154-acre Wheeler parcel (including the existing site) was acquired on September 9, 2026; the ~310- and ~160-acre parcels remain unexercised options (option periods expire November 12, 2026); the existing easement remains in effect pending termination discussions • Fiber installation and activation remain subject to delivery and acceptance milestones.

Development plans and capacity figures are preliminary targets subject to definitive agreements, financing, power availability, approvals and construction; no assurance they will be achieved. See Disclaimer, slide 3.

Bitari Inc. | Investor Presentation

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INFRASTRUCTURE PATHWAY

Power-led, with connectivity and land advancing in parallel

OPERATING	EXECUTED	IN PROCESS	POTENTIAL / NO DEFINITIVE AGREEMENT
20 MW	**200 Gbps**	**Up to 255 MW**	**Up to 1,300 MW**
Xcel electric service	FiberLight service order (May 2026); activation pending	Xcel interconnection; pending SPP load study	Aleria exclusive-negotiation scope (potential transaction; no definitive agreement)

WHEELER LAND (ACRES)



Owned (acquired Sept 9, 2026)
154.0
Option (closing by Nov 30)
310.0
Option (closing by Dec 7)
160.0
0
50
100
150
200
250
300
350
400

Parcel	Price	Status
~154 acres	$1.54M	Acquired September 9, 2026 (includes the existing Wheeler mining site)
~310 acres	$1.86M	Option; option period expires Nov 12, 2026; closing expected by Nov 30, 2026
~160 acres	$1.12M	Option; option period expires Nov 12, 2026; closing expected by Dec 7, 2026
~2 acres	—	Easement (existing site); remains in effect following the acquisition; termination under discussion with 913 Hero, LLC

The ~154-acre parcel was acquired on September 9, 2026 for $1.54M; the ~310- and ~160-acre parcels are unexercised options (option periods expire November 12, 2026) whose closings are subject to conditions and funding. Development plans and capacity figures are preliminary targets subject to definitive agreements, financing, power availability, approvals and construction; no assurance they will be achieved. See Disclaimer, slide 3.

Bitari Inc. | Investor Presentation
18

POWER PORTFOLIO

Contracted and in-process power across three states


Power capacity by status (MW)
300
250
200
150
100
50
0
60.0
100.0
255.0
Operating (3 sites)
Contracted, not commenced (WV)
In process (Xcel study)

Site	Supplier	MW	Status	Key terms
Wheeler, TX	Xcel	20	Operating	Variable tariff rate; annual auto-renew
Dumas, TX	Xcel	20	Operating	ESA Feb 2026; 1-yr auto-renew
Marion, IN	I&M Power via owner	~20	Operating	$0.052/kWh facility usage fee payable to site owner; term to Mar 2027
Wheeler expansion	Xcel / SPP	up to +255	In process	Scope, date, cost pending load study
Pleasants Co., WV	EHD / Omnis	100 (up to 120)	Contracted; term not begun	10-yr PPA, $0.048/kWh, interruptible; pay on contract quantity even if not taken. Delivery term not yet begun; site lease not yet entered.


Average power cost paid ($/kWh)
0.060
0.055
0.050
0.045
0.040
0.035
0.030
FY2024
FY2025
9M FY2026
Q3 FY2026

Also disclosed: plan to introduce load-management systems within two years; actively seeking additional long-term power partners.

Rates are variable under utility tariffs. Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S-1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). Development plans and capacity figures are preliminary targets subject to definitive agreements, financing, power availability, approvals and construction; no assurance they will be achieved. See Disclaimer, slide 3.

Bitari Inc. | Investor Presentation
19

USE OF PROCEEDS

Allocation of ~$26.95M estimated net proceeds


$26.95M
est. net proceeds

Share	Amount	Use
40%	$10.78M	Strategic acquisitions & investments (no specific acquisition target identified and no acquisition agreements; the preliminary Wheeler Tripartite Agreement is carved out and does not obligate the parties to a definitive transaction)
30%	$8.09M	Global market expansion & brand development
15%	$4.04M	New mining operations & infrastructure: land, power, equipment, site opex
10%	$2.69M	R&D: next-gen HPC & energy-efficient technologies
5%	$1.35M	General corporate purposes & working capital

~$31.16M net if over-allotment exercised in full. Management has significant flexibility and discretion to apply proceeds; allocation may change with business conditions.

Assumed initial public offering price of $7.00 per share. See "Use of Proceeds" in the Registration Statement (Amendment No. 1, page 22).

Bitari Inc. | Investor Presentation
20

LEADERSHIP AND GOVERNANCE

Operating, infrastructure and public-company experience; independent board majority at listing

Chang Yao
Co-CEO & Director

4+ yrs mining ops & management

Lawrence D. Cofield
Co-CEO

20+ yrs data center & energy infrastructure (Compass Mining, Chief Fuels, TAAL)

Wesley D. Tate
CFO

30+ yrs financial leadership incl. public-company CFO roles

Pei Zhao
Chair of the Board

20+ yrs securities, PE & investment management

INDEPENDENT DIRECTOR APPOINTEES (EFFECTIVE UPON TRADING)

Christina Shea
Former Mayor, City of Irvine; government affairs & permitting

Wayne Wenhua Huang, Ph.D.
Co-founder, Plug Power; ex-IMI, Kodak, GE; PE investor; audit committee financial expert

Long Zhang
CEO, Long-run Investment; ex-Bosera Chief Information Officer; Audit Chair designate

Board at listing
5 directors • 3 independent
Audit, Compensation, Nominating committees
No reliance on controlled-company exemptions intended

Summarized from "Management" in the Registration Statement. Mr. Cofield serves on a part-time basis. AI Power X Inc. — a Delaware company 56% owned by Ms. Zhao and 44% by Pandora Technology Development Ltd. — will hold 85.87% post-offering (no over-allotment). The Company does not currently intend to rely on the Nasdaq controlled-company exemptions but may elect to do so in the future.

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KEY RISKS AND MANAGEMENT PRIORITIES

Key risks and management priorities

Risk	Exposure (as disclosed)	Management priority (as disclosed)
Power supply & cost	Xcel/SPS represents 85.0% of total purchases (9M FY2026); electricity costs remain subject to applicable SPS tariffs, fuel-cost adjustments, curtailment provisions and SPP market conditions.	Interruptible Credit Option Agreement with SPS (Jan 2026) to cut electricity cost; seek additional long-term power partners; load-management systems within two years
Customer concentration	Two customers = 94.3% of 9M FY2026 revenue; the Wheeler agreements with Tribe Trade and ATA have been completed and machines removed; ATA entered a separate Marion agreement (Apr 2026); transitional period of lower hosting revenue expected	Onboard new customers; broaden pipeline; deposits & credit monitoring
Bitcoin-linked consideration	Under certain hosting agreements a portion of fees is a contractually agreed share of customers' Bitcoin mining proceeds; lower Bitcoin prices or mining output can reduce revenue while power and site costs continue	Cash fees remain the primary component; pricing negotiated customer-by-customer
AI development & capital	Highly capital intensive; SPV terms not finalized; no definitive agreements; Bitcoin-hosting experience may not be indicative of AI data center capability; $1M of $15M Aleria deposit received, balance due end-Sept 2026 and may be refundable	Phased development; pursue definitive agreements; 15% of proceeds to new mining operations & infrastructure (not dedicated AI funding)
Permits & interconnection	Up to 255 MW subject to SPP study; capacity, timing, cost not assured; Wheeler and Dumas are served by Xcel within SPP, so certain ERCOT-specific large-load rules (16 TAC §25.114; SB 6) do not currently apply but may affect future Texas sites	Bitari responsible for approvals under Tripartite Agreement
Site control	Wheeler easement remains in effect pending termination discussions; Marion agreement ends Mar 2027; WV lease under discussion	~154 acres at Wheeler acquired Sept 9, 2026; 310/160-acre options; owned land at Dumas
Internal controls	Material weakness identified in the FY2025/FY2024 audit (lack of an internal review function to monitor control execution); remediation in progress, effectiveness not assured	Additional financial procedures and entity-level controls; plan to engage an external consulting firm as necessary to assist with SOX compliance assessment and internal-control improvement; independent directors and audit committee at listing
Governance, control & liquidity	AI Power X 85.87% post-offering (assuming no exercise of the over-allotment option); related-party loans $1.7M; 4 full-time employees; 9M FY2026 operating cash outflow $0.69M; working-capital deficit $0.6M at Apr 30, 2026	3 independent directors & committees at listing; strengthen internal controls

Summary only. See "Risk Factors" in the Registration Statement for a complete discussion. Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S-1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). See Disclaimer, slide 3.

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OFFERING SUMMARY

Summary of the proposed offering

4,285,715
shares offered

$7.00
assumed price per share

$26.95M
est. net proceeds (base)

43,085,715
shares outstanding post-offering

Item	Terms as filed (preliminary prospectus dated September 15, 2026)
Issuer	Bitari Inc. (Texas corporation; Wheeler, TX)
Over-allotment	642,857 shares (15%), 45 days; net proceeds ~$31.16M if exercised in full
Listing / proposed symbol	Nasdaq Global Market / “BIAI” — subject to Nasdaq approval
Controlling stockholder	AI Power X Inc. — 85.87% post-offering (beneficially owned by Ms. Pei Zhao)
Lock-up	6 months — directors, officers, 5%+ holders and the Company, subject to certain exceptions
Representative	US Tiger Securities, Inc.
Transfer agent	Transhare Corporation

All terms are preliminary and subject to change. The offering will be made only by means of a prospectus.

Bitari Inc. | Investor Presentation 23

APPENDIX

Selected historical financial information

$ (except %)	FY2024	FY2025	9M FY2025	9M FY2026	Q3 FY2025	Q3 FY2026
Revenue	**11,847,442**	**11,289,803**	**8,585,886**	**8,374,893**	**2,957,044**	**2,990,025**
of which hosting	11,246,122	10,431,120	8,135,319	7,766,767	2,835,014	2,641,328
hosting share	94.9%	92.4%	94.8%	92.7%	95.9%	88.3%
Cost of revenue	(8,898,360)	(9,171,743)	(6,901,778)	(7,272,905)	(2,465,990)	(2,117,022)
Gross profit	**2,949,082**	**2,118,060**	**1,684,108**	**1,101,988**	**491,054**	**873,003**
gross margin	24.9%	18.8%	19.6%	13.2%	16.6%	29.2%
G&A expenses	(401,756)	(499,678)	(411,106)	(866,280)	(122,400)	(231,530)
Income from operations	2,547,326	1,618,382	1,273,002	235,708	368,654	641,473
Net income	**1,890,603**	**1,264,402**	**990,960**	**183,905**	**294,694**	**502,236**
net income % of revenue	16.0%	11.2%	11.5%	2.2%	10.0%	16.8%
Operating cash flow	3,985,364	852,693	1,370,548	(689,760)	n/a	n/a
Cash, end of period	2,709,397	2,531,913	1,584,911	1,270,273	—	1,270,273

Bars indicate relative size within each row. Fiscal year ends July 31. Hosting share for three-month periods computed from disclosed hosting and total revenue; quarterly cash-flow data not separately presented.

Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S-1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). See Disclaimer, slide 3.

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APPENDIX

Key operating metrics (20 MW installed-capacity basis per the S-1/A)


Utilization rate (%)
100
95
90
85
80
FY2024
FY2025
9M FY2025
9M FY2026
Q3 FY2025
Q3 FY2026


Power cost per kWh ($)
0.060
0.055
0.050
0.045
0.040
0.035
0.030
FY2024
FY2025
9M FY2025
9M FY2026
Q3 FY2025
Q3 FY2026


Hosting & O&M revenue per kWh ($)
0.09
0.08
0.07
0.06
0.05
FY2024
FY2025
9M FY2025
9M FY2026
Q3 FY2025
Q3 FY2026

Installed capacity: 20 MW in all periods	FY2024	FY2025	9M FY2025	9M FY2026	Q3 FY2025	Q3 FY2026
Power consumption (million kWh)	158.6	157.0	121.9	118.5	38.5	40.0
Hosting & O&M revenue ($)	**11,721,944**	**10,902,246**	**8,501,021**	**8,120,786**	**2,950,505**	**2,759,933**
Power cost ($)	7,911,499	7,743,810	5,722,862	6,183,278	2,014,701	1,644,268
Avg. online mining machines	6,203	5,575	5,773	5,186	5,464	4,596
Hosting revenue per machine ($)	1,813	1,871	1,409	1,498	519	575
Hosting clients served	9	9	—	7	—	—

Other disclosed metrics: uptime ~98.5% (past two FYs) • minimum uptime requirements vary by hosting agreement • renewal ~90% (past two FYs) • terms 1–2 years • deployment cost ~$0.3M/MW (mining hosting) • four full-time employees. Bars proportional within each row. Utilization = actual ÷ theoretical consumption (20 MW; 175.2M kWh/yr), pro-rated. Metrics are presented on the 20 MW installed-capacity basis used in the Registration Statement.

Historical financial and operating results are not indicative of future performance and may fluctuate. Source: Registration Statement on Form S-1 as amended by Amendment No. 1 filed September 15, 2026 (audited FY2025/FY2024; unaudited 9M FY2026 and Q3 FY2026/FY2025). See Disclaimer, slide 3.

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Contact information

COMPANY

Bitari Inc.
16544 HWY 152, Wheeler, TX 79096
Tel: 669-205-9999
www.bitari.ai

REPRESENTATIVE OF THE UNDERWRITERS

US Tiger Securities, Inc.
437 Madison Ave, 27th Floor, New York, NY 10022
646-978-5180
ecm@ustigersecurities.com

INVESTOR RELATIONS ADVISOR

International Elite Capital
Felicia Oyebode
646-866-7928
felicia.oyebode@iecapitalusa.com

The Registration Statement (including the preliminary prospectus dated September 15, 2026) is available free of charge on EDGAR at www.sec.gov (Registration Statement No. 333-298506). This presentation is qualified in its entirety by reference to the prospectus. The offering will be made only by means of a prospectus.

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